                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant    [X]
Filed by a Party other than the Registrant  [ ]


Check the appropriate box:
    [ ]  Preliminary Proxy Statement
    [ ]  Confidential, for Use of the Commission Only (as permitted by Rule
           14a-6(e)(2))
    [X]  Definitive Proxy Statement
    [ ]  Definitive Additional Materials
    [ ]  Soliciting Material Pursuant to (Sections) 240.14a-11(c) or
           (Sections) 240.14a-12

                               ANN TAYLOR STORES CORPORATION
         -----------------------------------------------------------------------
                   (Name of Registrant as Specified In Its Charter)

         -----------------------------------------------------------------------
         (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (check the appropriate box):
    [X]  No fee required
    [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11
            1) Title of each class of securities to which transaction applies:

               ---------------------------------------------------------------

            2) Aggregate number of securities to which transaction applies:

               ---------------------------------------------------------------
            3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):(1)

               ---------------------------------------------------------------
            4) Proposed maximum aggregate value of transaction:

               ---------------------------------------------------------------
            5) Total fee paid:

               ---------------------------------------------------------------
    [ ]  Fee paid previously with preliminary materials.
    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:
            1) Amount Previously Paid:

               --------------------------------------------
            2) Form, Schedule or Registration Statement No.:

               --------------------------------------------
            3) Filing Party:

               --------------------------------------------
            4) Date Filed:

               --------------------------------------------

                                [ANN TAYLOR LOGO]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 18, 2000

                               ----------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of AnnTaylor Stores Corporation, a Delaware corporation (the "Company"), will be held at 9:00 a.m. on Thursday, May 18, 2000, at The Plaza Hotel, Fifth Avenue at 59th Street, New York, New York, for the following purposes:

         1. To elect three Class III Directors of the Company, each to serve for a term of three years;

         2. To ratify the appointment by the Company of Deloitte & Touche LLP as the Company's independent auditors for fiscal 2000; and

         3. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.


     Only stockholders of record at the close of business on April 18, 2000 are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at the office of the Secretary of the Company, 142 West 57th Street, New York, New York, for at least ten days prior to the meeting, and will also be available for inspection at the meeting.


                                        By Order of the Board of Directors,


                                        Jocelyn F.L. Barandiaran
                                        Secretary



New York, New York
April 18, 2000

--------------------------------------------------------------------------------
                            YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD, AND MAIL IT TO THE COMPANY IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. RETURNING A SIGNED PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON, IF YOU SO DESIRE.
--------------------------------------------------------------------------------

                                [ANN TAYLOR LOGO]

                        ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 18, 2000


                                PROXY STATEMENT
                            ---------------------

     This Proxy Statement is being furnished to the stockholders of AnnTaylor Stores Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders of the Company, to be held at 9:00 a.m. on Thursday, May 18, 2000, at The Plaza Hotel, Fifth Avenue at 59th Street, New York, New York, and at any and all adjournments or postponements thereof. At the Annual Meeting, the stockholders of the Company are being asked to consider and vote upon: (1) the election of three Class III Directors, each to serve for a term of three years; and (2) a proposal to ratify the appointment of the Company's independent auditors for fiscal year 2000.

     This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders of the Company on or about April 19, 2000.

                    VOTING RIGHTS AND SOLICITATION OF PROXIES

     Only holders of record of the Company's common stock, par value $.0068 per share ("Common Stock"), at the close of business on April 18, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 28,681,952 shares of Common Stock outstanding. The presence, either in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date is necessary to constitute a quorum at the Annual Meeting. All abstentions and broker non-votes will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting. Each stockholder will be entitled to one vote per share, in person or by proxy, for each share of Common Stock held in such stockholder's name as of the Record Date on any matter submitted to a vote of stockholders at the Annual Meeting.

     The Class III Directors will be elected by the affirmative vote of holders of a plurality of the shares of Common Stock represented and voting in person or by proxy and entitled to vote at the Annual Meeting.

     Ratification of the appointment of the Company's independent auditors for the Company's 2000 fiscal year requires the affirmative vote of holders of a majority of the Company's Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting.

     In determining whether each of the proposals submitted to a vote of the stockholders has received the requisite number of affirmative votes, (i) abstentions will not be counted as votes cast in connection with determining the plurality required to elect a director and will have no effect on the outcome of that vote, and (ii) abstentions will be counted and will have the same effect as a vote against the ratification of the appointment of the Company's independent auditors.

     If a broker indicates on a proxy that it does not have discretionary authority and has not received voting instructions from the beneficial owners as to certain shares to vote on a particular proposal ("broker non-votes"), those shares will not be considered as present or voted with respect to that matter and will have no effect on the outcome of the vote on such proposal.

     Shares of Common Stock that are represented by properly executed proxies (that have not been revoked) and received in time for voting at the Annual Meeting will be voted in accordance with the instructions indicated on the proxy. In the absence of specific instructions to the contrary, the persons named in the accompanying form of proxy intend to vote all properly executed proxies received by them:

     (1) FOR the election of the Board of Directors' nominees for Class III Directors; and

     (2) FOR the ratification of Deloitte & Touche LLP as the Company's independent auditors for the Company's 2000 fiscal year.

     No business other than as set forth in the accompanying Notice of Annual Meeting is expected to come before the Annual Meeting, but should any other matter requiring a vote of stockholders be properly brought before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their best judgement on such matters.

     For information with respect to advance notice requirements applicable to stockholders who wish to propose any matter for consideration or nominate any person for election as a director at an annual meeting, see "Stockholder Proposals for 2001 Annual Meeting".

     Under applicable Delaware law, none of the holders of Common Stock is entitled to appraisal rights in connection with any proposal to be acted on at the Annual Meeting.

     Stockholders who execute the enclosed proxy may still attend the Annual Meeting and vote in person. Any proxy may be revoked at any time prior to the exercise thereof by delivering in a timely manner a written revocation or a new proxy bearing a later date to the Secretary of the Company, 142 West 57th Street, New York, New York 10019, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, however, in and of itself constitute a revocation of a proxy.

     This solicitation is being made by the Company. The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, and may be made personally or by telephone by officers and other employees of the Company who will not receive additional compensation for solicitation. The Company has also engaged the proxy solicitation firm of Innisfree M&A Incorporated to assist in soliciting proxies, for a fee of $7,500 plus reimbursement of reasonable out-of-pocket expenses.

     The principal executive offices of the Company are located at 142 West 57th Street, New York, New York 10019.

                                   PROPOSAL 1

                         ELECTION OF CLASS III DIRECTORS

     The Board of Directors of the Company is divided into three classes, designated Class I, Class II and Class III, serving staggered three-year terms. The Company's Certificate of Incorporation requires that these classes be as nearly equal in number of directors as possible.

     At the Annual Meeting, three Class III Directors are to be elected to serve three-year terms ending in the year 2003, or until their respective successors are elected and qualified, or their earlier death, resignation or removal. The Board of Directors has nominated Gerald S. Armstrong, Wesley E. Cantrell and Hanne M. Merriman for re-election as Class III Directors. Each of the three nominees has consented to serve as a Director if elected at the Annual Meeting and, to the best knowledge of the Board of Directors, each of such nominees is and will be able to serve if so elected. In the event that any of these nominees should be unavailable to stand for election before the Annual Meeting, the persons named in the accompanying proxy intend to vote for such other person, if any, as may be designated by the Board of Directors, in the place of a nominee unable to serve.

            THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE
              "FOR" THE COMPANY'S NOMINEES AS CLASS III DIRECTORS.

     Set forth below is a brief biography of each nominee for election as a Class III Director and of all other members of the Board of Directors who will continue in office.

                  NOMINEES FOR ELECTION AS CLASS III DIRECTORS
                               TERM EXPIRING 2003

     GERALD S. ARMSTRONG, AGE 56. Mr. Armstrong has been a Director of the Company and its wholly owned operating subsidiary, AnnTaylor, Inc. ("Ann Taylor"), since February 1989. He has been a managing director of Arena Capital Partners, LLC ("Arena"), a private investment firm, since January 1998. Mr. Armstrong was a partner of Stonington Partners, Inc. ("Stonington Partners"), a private investment firm, from November 1993 to December 1997, and a director of Stonington Partners from August 1993 to December 1997. Since June 1994, Mr. Armstrong has also served as a consultant to Merrill Lynch Capital Partners, Inc., a private investment firm associated with Merrill Lynch & Co., Inc. ("Merrill Lynch"). Until April 1999, Mr. Armstrong served on the Board of Directors of the Company as a representative of certain affiliates of Merrill Lynch that were stockholders of the Company.

     WESLEY E. CANTRELL, AGE 65. Mr. Cantrell has been a Director of the Company and Ann Taylor since November 1998. He has been chief executive officer of Lanier WorldWide, Inc. ("Lanier"), a supplier of automated office imaging equipment and systems, since March 1987. Mr. Cantrell is the chairman of the board of directors of Lanier. He is also a director of Environmental Design International, Ltd., a private company, and of Impact Ministries, a not-for-profit organization, and is a member of the advisory board of First Union National Bank of Atlanta.

     HANNE M. MERRIMAN, AGE 58. Ms. Merriman has been a Director of the Company and Ann Taylor since December 1993. She has been the principal in Hanne Merriman Associates, retail business consultants, since January 1992. Ms. Merriman is also a director of USAirways Group, Inc., The Rouse Company, State Farm Mutual Automobile Insurance Company, Ameren Corp., Central Illinois Public Service Company, T. Rowe Price Mutual Funds, and Finlay Enterprises, Inc. She also serves as a director of the Children's Hospital Foundation (part of the Children's National Medical Center), and is a member of the National Women's Forum.

                           INCUMBENT CLASS I DIRECTORS
                               TERM EXPIRING 2001

     ROBERT C. GRAYSON, AGE 55. Mr. Grayson has been a Director of the Company and Ann Taylor since April 1992. He has been president of Robert C. Grayson & Associates, Inc., a retail marketing consulting firm, since February 1992. He has also served as chairman of Berglass-Grayson, a management consulting firm, since June 1995. He was a vice chairman of the board of Tommy Hilfiger Corp., an apparel manufacturer and retailer, and chairman of the board of Tommy Hilfiger Retail, a subsidiary of such company, from June 1994 to March 1996. Mr. Grayson is also a director of Sunglass Hut International, Inc., Kenneth Cole Productions, Inc. and Frisby Technologies Inc.

     ROCHELLE B. LAZARUS, AGE 52. Ms. Lazarus has been a Director of the Company and Ann Taylor since April 1992. She has been chief executive officer of Ogilvy & Mather Worldwide, an advertising agency, since September 1996, and also chairman of Ogilvy & Mather Worldwide since March 1997. She was president and chief operating officer of Ogilvy & Mather Worldwide from December 1995 to September 1996, and was president of Ogilvy & Mather North America from April 1994 to December 1995.

     J. PATRICK SPAINHOUR, AGE 50. Mr. Spainhour has been Chairman and Chief Executive Officer of the Company and Ann Taylor since August 1996 and a Director of the Company and Ann Taylor since February 1996. From February 1996 to August 1996, he was President and Chief Operating Officer of the Company and Ann Taylor. From August 1994 to February 1996, Mr. Spainhour was executive vice president and chief financial officer of The Donna Karan Company, a designer apparel company.

                          INCUMBENT CLASS II DIRECTORS
                               TERM EXPIRING 2002

     JAMES J. BURKE, JR., AGE 48. Mr. Burke has been a Director of the Company and Ann Taylor since February 1989. He has been a partner of Stonington Partners since November 1993, and a director of

Stonington Partners since August 1993. Mr. Burke has also served as a consultant to Merrill Lynch Capital Partners, Inc. since June 1994, and as its vice chairman since January 1999. Until April 1999, Mr. Burke served on the Board of Directors of the Company as a representative of certain affiliates of Merrill Lynch that were stockholders of the Company. Mr. Burke is also a director of Burns International Services Corporation, Education Management Corp., Pathmark Stores, Inc., Supermarkets General Holdings Corporation and United Artists Theatre Circuit, Inc., and several privately held companies.

     PATRICIA DEROSA, AGE 47. Ms. DeRosa has been President, Chief Operating Officer and a Director of the Company and Ann Taylor since December 1996. From August 1995 to November 1996, she was executive vice president, business development, of Charming Shoppes, Inc., a women's specialty apparel retailer. From 1975 to 1981 and from 1983 to August 1995, she served in various capacities at The Gap, Inc., a specialty apparel retailer, including from 1993 to 1995 as president of the GapKids division.

     RONALD W. HOVSEPIAN, AGE 38. Mr. Hovsepian has been a Director of the Company and Ann Taylor since June 1998. He has been vice president of business development of International Business Machines Corporation ("IBM"), a supplier of advanced information processing products and services, since January 1999. He was general manager of IBM's global retail and distribution industry solutions organization in 1998; from 1996 to 1997 he was vice president, supply chain solutions; and from 1994 to 1995 he was director, consumer driven solutions, at IBM. Mr. Hovsepian serves on the advisory board of Internet Capital Group.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

     The Company's Board of Directors held eight meetings in fiscal 1999. Each Director attended at least 75% of the total number of Board meetings and meetings of Board committees on which such Director served, except for Gerald Armstrong who attended 10 of 14 meetings, and Hanne Merriman who attended 8 of 13 meetings.

     During the spring of 1999, the Board of Directors conducted a reevaluation of the structure, objectives and duties of the Board and its Committees. In August 1999, a Governance Committee was created and the memberships of the various committees were reconstituted. The Board of Directors now has standing Audit, Compensation and Governance Committees. The functions of the former Nominating Committee have been assumed by the Governance Committee. The membership and functions of the standing committees of the Board of Directors are as follows:

     AUDIT COMMITTEE: The principal functions of the Audit Committee include recommending independent auditors for the Company and reviewing the terms of their engagement; conferring with the Company's independent auditors regarding the scope and results of their audit of the Company's financial statements, and regarding the Company's internal accounting controls and other matters; conferring with the Company's director of internal audit regarding planned activities of the Company's internal audit department and reviewing the results of such audits; and reviewing the adequacy of internal accounting controls and the results of fiscal policies and financial management of the Company. The Audit Committee also reviews the Company's annual reports on Form 10-K, and quarterly reports on Form 10-Q, prior to publication.

     Deloitte & Touche has advised the Audit Committee in writing that, in its professional judgement, there exists no relationship between Deloitte & Touche and the Company and its subsidiaries that may reasonably be thought to bear on its independence, and that it is independent of the Company within the meaning of the securities laws, as required by Independence Standards Board Standard No. 1.

     All of the Audit Committee members are independent of the Company, as independence is defined by the New York Stock Exchange's listing standards. No member of the Committee is an officer of the Company, nor has any member of the Committee been an officer of the Company within the past three years. No member of the Committee has a business relationship with the Company that would be prohibited by this standard.

     The Audit Committee held two meetings in fiscal 1999. The current members of the Audit Committee are Mr. Armstrong, Mr. Burke, Mr. Hovsepian and Ms. Merriman.

     COMPENSATION COMMITTEE: The principal functions of the Compensation Committee are to establish the Company's executive compensation practices; review and approve or make recommendations regarding the compensation of the executive officers of the Company; and to administer certain of the Company's benefit plans, including its stock option plans and other incentive compensation plans. The Compensation Committee held four meetings in fiscal 1999. The current members of the Compensation Committee are Mr. Armstrong, Mr. Cantrell, Mr. Grayson and Ms. Lazarus.

     GOVERNANCE COMMITTEE: The Governance Committee was formed in August 1999. The principal functions of the Governance Committee are to make recommendations to the Board of Directors on all matters concerning corporate governance and directorship practices, including advising the Board on the size and composition of the Board and its Committees and qualification of directors; supervision of an annual self-evaluation by the Board; recommendation of schedules for Board meetings; and recommendation to the Company of matters for Board review. The Governance Committee did not hold any meetings in fiscal 1999. The current members of the Governance Committee are Mr. Burke, Mr. Cantrell, Mr. Grayson and Ms. Merriman.

COMPENSATION OF DIRECTORS AND RELATED MATTERS

     Directors who are employees of the Company do not receive any compensation for serving on the Board of Directors of the Company or Ann Taylor. All other Directors (referred to below as "non-employee Directors") receive an annual retainer of $20,000, plus $1,000 for each meeting of the Board or committee of the Board that they attend. Committee chairs also receive an annual stipend of $3,000 for their service as such. In addition, each non-employee Director receives an annual grant of an option to purchase 2,000 shares of Common Stock. Any new non-employee Director joining the Board also receives, at the time of election, an initial grant of an option to purchase 7,500 shares of Common Stock.

     All stock option grants to Directors are made under the AnnTaylor Stores Corporation 1992 Stock Option and Restricted Stock and Unit Award Plan (the "Stock Option Plan"), have an exercise price equal to the Fair Market Value (as defined under the Stock Option Plan) of a share of Common Stock on the date of grant, and have a term of ten years. Directors' rights to exercise stock options vest on the first anniversary of the date of the grant.

                                   PROPOSAL 2

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has reappointed the firm of Deloitte & Touche LLP, Certified Public Accountants, as independent auditors to make an examination of the accounts of the Company for fiscal year 2000. Deloitte & Touche LLP has served as the independent auditors of the Company since January 1989. Although action by the stockholders is not required by law, the Board of Directors has determined that it is desirable to request stockholder ratification of the selection of the Company's independent auditors. If stockholders do not approve ratification of the selection of such auditors, the Board of Directors will reconsider the selection. Ratification will require the affirmative vote of the holders of a majority of the Common Stock present in person or by proxy and entitled to vote at the meeting.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR"
           RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR FISCAL YEAR 2000.

     Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to stockholders' questions.

                             STOCK PERFORMANCE GRAPH

     The following graph compares the percentage changes in the Company's cumulative total stockholder return on the Company's Common Stock for the five-year period ended January 29, 2000, with the cumulative total return on the Standard & Poor's 500 Stock Index ("S&P 500") and the Dow Jones Specialty Apparel Retailers Index ("DJ Apparel") for the same period. In accordance with the rules of the Commission, the returns are indexed to a value of $100 at January 28, 1995, and assume that all dividends were reinvested.

[THE NARRATIVE AND/OR TABULAR INFORMATION BELOW IS A FAIR AND ACCURATE DESCRIPTION OF GRAPHIC OR IMAGE MATERIAL OMITTED FOR THE PURPOSE OF EDGAR FILING.]

             COMPARISON OF FIVE-YEAR ANNUAL CUMULATIVE TOTAL RETURN
                 ANN TAYLOR, S&P 500 INDEX, AND DJ APPAREL INDEX


--------------------------------------------------------------------------------
                         1/28/95   2/3/96   2/1/97   1/31/98   1/30/99   1/29/00
--------------------------------------------------------------------------------
Ann Taylor Stores Corp.    100       33        51       34       114        65
--------------------------------------------------------------------------------
S & P 500                  100      139       175      222       295       342
--------------------------------------------------------------------------------
Dow Jones Retailers-
Specialty-Apparel          100      117       139      227       421       387
--------------------------------------------------------------------------------

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

PRINCIPAL STOCKHOLDERS

     As of the April 18, 2000 Record Date, the outstanding Common Stock was held of record by 684 stockholders. The following table sets forth certain information as of the Record Date concerning the beneficial ownership of Common Stock by each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock, by each director, by the named executives listed in Table I below under "Executive Compensation", and by all directors and executive officers as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of Common Stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of Common Stock.


                                                                                NO. OF
                                                                               SHARES OF
NAME OF BENEFICIAL OWNER                                                     COMMON STOCK       PERCENT
------------------------                                                     ------------       -------
Putnam Investments, Inc. and related companies (a) .......................     2,648,274           9.2%
FMR Corp. and affiliates (b) .............................................     2,280,359           8.0%
AMVESCAP PLC (c) .........................................................     1,788,989           6.2%
American Express Company and affiliates (d) ..............................     1,787,899           6.2%
Morgan Stanley Dean Witter & Co. and Van Kampen Asset
 Management Inc. (e) .....................................................     1,560,694           5.4%
J. Patrick Spainhour (f)(g) ..............................................       247,500             *
Patricia DeRosa (f) ......................................................       157,250             *
Barry Erdos (f) ..........................................................        27,250             *
Jocelyn F.L. Barandiaran (f) .............................................         6,551             *
James M. Smith (f) .......................................................         8,073             *
Gerald S. Armstrong (f)(h) ...............................................        12,964             *
James J. Burke, Jr. (f) ..................................................        54,920             *
Wesley E. Cantrell (f) ...................................................         9,500             *
Robert C. Grayson (f) ....................................................        36,500             *
Ronald W. Hovsepian (f) ..................................................        11,500             *
Rochelle B. Lazarus (f)(i) ...............................................        12,100             *
Hanne M. Merriman (f) ....................................................        11,700             *
All executive officers and directors as a group (12 persons) (j) .........       595,808           2.1%

----------
*    Less than 1%
(a) Pursuant to an amended Schedule 13G dated February 8, 2000 and filed with the Commission by Putnam Investments, Inc., Putnam Investment Management, Inc. ("PIM"), and The Putnam Advisory Company, Inc. ("PAC") (together "Putnam"), and Marsh & McLennan Companies, Inc., as of December 31, 1999, Putnam Investments, Inc., the parent of PIM and PAC, had beneficial ownership of 2,648,274 shares, shared voting power with respect to 217,228 shares, shared dispositive power with respect to 2,648,274 shares, and sole voting and dispositive power with respect to no shares; PAC had beneficial ownership of 767,405 shares, shared voting power with respect to 217,228 shares, shared dispositive power with respect to 767,405 shares, and sole voting and dispositive power with respect to no shares; and PIM had beneficial ownership of 1,880,868 shares, shared dispositive power with respect to 1,880,868 shares, and sole voting and dispositive power and shared voting power with respect to no shares. The address for Putnam Investments, Inc., PIM and PAC is One Post Office Square, Boston, Massachusetts 02109. The address for Marsh & McLennan Companies, Inc. is 1166 Avenue of the Americas, New York, NY 10036.


                                              (footnotes continued on next page)

(footnotes continued from previous page)

(b) Pursuant to Schedules 13G dated March 30, 2000 and filed with the Commission by FMR Corp., Fidelity International Limited, Edward C. Johnson 3d and Abigail P. Johnson (the "FMR Group"), each of the members of the FMR Group indicated beneficial ownership of 2,280,359 shares; FMR Corp. indicated that it had sole voting power with respect to 229,580 shares, sole dispositive power with respect to 1,956,389 shares, and shared voting and dispositive power with respect to no shares; Fidelity International Limited indicated that it had sole voting and dispositive power with respect to 323,970 shares, and shared voting and dispositive power with respect to no shares; Edward C. Johnson 3d had sole voting power with respect to 229,580 shares; and each of Edward C. Johnson 3d and Abigail P. Johnson indicated that they had sole dispositive power with respect to 2,280,359 shares, and shared voting and dispositive power with respect to no shares. The address for each of FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson is 82 Devonshire Street, Boston, MA 02109. The address for Fidelity International Limited is Pembroke Hall, 42 Crowlane, Hamilton, Bermuda.

(c) Pursuant to a Schedule 13G dated February 3, 2000 and filed with the Commission by AMVESCAP PLC on behalf of itself and its subsidiaries AVZ, Inc., AIM Management Group Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., INVESCO North American Holdings, Inc., INVESCO Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Management & Research, Inc., INVESCO Realty Advisers, Inc., and INVESCO (NY) Asset Management, Inc. (collectively, "AMVESCAP"), as of December 31, 1999, AMVESCAP beneficially owned 1,788,989 shares and had shared voting and dispositive power with respect to all such shares, and sole voting and dispositive power with respect to no shares. The address for AMVESCAP is 11 Devonshire Square, London EC2M 4YR England, and 1315 Peachtree Street, N.E., Atlanta, Georgia 30309.

(d) Pursuant to a Schedule 13G dated December 31, 1999 and filed with the Commission by American Express Company and American Express Financial Corporation (together "Amex"), as of December 31, 1999, Amex is deemed to beneficially own 1,787,899 shares, but American Express Company disclaims beneficial ownership of these shares. Amex had shared voting power with respect to 23,162 shares, shared dispositive power with respect to 1,787,899 shares, and sole voting and dispositive power with respect to no shares. The address for American Express Company is American Express Tower, 200 Vesey Street, New York NY 10285; the address for American Express Financial Corporation is IDS Tower 10, Minneapolis, Minnesota 55440.


(e) Pursuant to an amended Schedule 13G dated February 9, 2000 and filed with the Commission by Morgan Stanley Dean Witter & Co. ("MSDW"), and Van Kampen Asset Management Inc. ("Van Kampen"), MSDW beneficially owned 1,237,598 shares, and had shared voting power with respect to 1,248,148 shares, shared dispositive power with respect to 1,237,598 shares, and sole voting and dispositive power with respect to no shares; and Van Kampen beneficially owned 323,096 shares, had shared voting power with respect to 322,446 shares, shared dispositive power with respect to 323,096 shares and sole voting and dispositive power with respect to no shares. The address for Morgan Stanley Dean Witter & Co. is 1585 Broadway, New York, NY 10036; and for Van Kampen Asset Management Inc. is One Parkview Plaza, Oakbrook Terrace, IL 60181.

(f) The shares listed include shares subject to options exercisable within 60 days of April 18, 2000 as follows: Mr. Armstrong, 2,000 shares; Mr. Burke, 2,000 shares; Mr. Cantrell, 9,500 shares; Mr. Grayson, 11,500 shares; Mr. Hovsepian, 11,500 shares; Ms. Lazarus, 11,500 shares; Ms. Merriman, 11,500 shares; Mr. Spainhour, 172,500 shares; Ms. DeRosa, 97,250 shares; Mr. Erdos, 6,250 shares; Ms. Barandiaran, 6,551 shares; and Mr. Smith, 4,873 shares. The shares listed also include restricted shares which as of the Record Date had not yet vested and were subject to forfeiture, as follows:
     Mr. Spainhour, 50,000 shares; Ms. DeRosa, 50,000 shares; Mr. Erdos, 13,334 shares; and Mr. Smith, 3,000 shares.

(g) 10,000 of these shares are held by Par 4 Holdings, LLC, a limited liability company of which Mr. Spainhour and his spouse are the sole members.

(h) Includes 1,000 shares held by Jeffrey S. Armstrong and 1,000 shares held by Andrew B. Armstrong, Mr. Armstrong's sons, and 1,000 shares held by Mr. Armstrong's spouse, as custodian for another of their children. Mr. Armstrong disclaims beneficial ownership of these 3,000 shares.

(i) 600 of these shares are held in a pension fund of which Ms. Lazarus' spouse is the sole beneficiary. Ms. Lazarus has no voting or investment power with respect to these shares.

(j) The shares listed include 346,924 shares subject to options exercisable within 60 days of April 18, 2000, and 116,334 restricted shares that have not yet vested and are subject to forfeiture.

                            SECTION 16(A) BENEFICIAL
                         OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and certain officers, and holders of more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission and the New York Stock Exchange reports of their ownership and changes in ownership of Common Stock. Copies of Section 16(a) reports are required to be furnished to the Company. Based solely on a review of the copies of such statements furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required for such persons, the Company believes that during fiscal year 1999, all transactions were reported on a timely basis, except that, on one occasion, Mr. Armstrong belatedly reported that certain affiliates of Merrill Lynch had sold 87,485 shares of Common Stock, with respect to which Mr. Armstrong disclaimed any beneficial ownership, and Mr. Spainhour's Form 5 filing with respect to the fiscal year ended January 29, 2000 was made in April 2000.

                               EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the executive officers of the Company as of April 18, 2000:




NAME                                  POSITION AND OFFICES
----                                  --------------------
J. Patrick Spainhour ..............   Chairman, Chief Executive Officer and Director of the Company and
                                      Ann Taylor
Patricia DeRosa ...................   President, Chief Operating Officer and Director of the Company and
                                      Ann Taylor
Barry Erdos .......................   Executive Vice President--Chief Financial Officer and Treasurer of the
                                      Company and Ann Taylor
Jocelyn F.L. Barandiaran ..........   Senior Vice President--General Counsel and Secretary of the Company
                                      and Ann Taylor
James M. Smith ....................   Vice President--Controller, Assistant Treasurer and Assistant Secretary
                                      of the Company and Ann Taylor

     Information regarding Mr. Spainhour and Ms. DeRosa is set forth above under "Incumbent Class I Directors" and "Incumbent Class II Directors", respectively.

     BARRY ERDOS, AGE 55. Mr. Erdos has been Executive Vice President--Chief Financial Officer and Treasurer of the Company and Ann Taylor since March 1999. Prior to that, he was chief operating officer of J. Crew Group, Inc., a mail order and store retailer of apparel, shoes and accessories, from February 1998 to January 1999. From 1987 to January 1998, he held various positions with The Limited Inc., a specialty retailer of apparel and other products, including, from 1997 to 1998, executive vice president and chief financial officer for the Limited Express division, and from 1995 to 1997, as executive vice president and chief financial officer for the Lane Bryant division.

     JOCELYN F.L. BARANDIARAN, AGE 39. Ms. Barandiaran has been Senior Vice President--General Counsel and Secretary of the Company and Ann Taylor since October 1996. She served as Vice President--General Counsel and Secretary of the Company and Ann Taylor from May 1992 to September 1996.

     JAMES M. SMITH, AGE 38. Mr. Smith has been Vice President--Controller and Assistant Treasurer of the Company since March 1997, and has been Vice President--Controller and Assistant Treasurer of Ann Taylor since February 1995. He has also held the position of Assistant Secretary of both the Company and Ann Taylor since June 1998. From February 1993 to January 1995, Mr. Smith was Director of Financial Reporting for Ann Taylor.

                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION


COMPENSATION PHILOSOPHY

     The Company's compensation practices are designed to attract, retain and motivate highly talented, results-oriented executives of experience and ability, and to provide these executives with appropriate incentives to achieve the Company's financial and strategic objectives. The Company's compensation programs are designed to "pay for performance", utilizing a combination of annual base salary, a cash incentive compensation program that rewards executives for achievement of short term objectives, and long term incentive programs, including a long term cash incentive compensation plan and a stock option plan, that reward executives based on long term corporate performance.

     The Compensation Committee reviews the Company's compensation practices and programs annually, in consultation with a nationally recognized compensation consultant, in order to ensure that the Company's compensation programs are achieving their desired effects and to obtain information regarding industry compensation practices and developments, generally, and comparative data necessary to evaluate executive compensation.

     An executive's annual base salary generally is intended to be positioned within a range comparable to the competitive median salary, but the executive's targeted total compensation, including long term incentives, is intended to be positioned above median, up to approximately the 75th percentile of competitive practice, provided that performance objectives are achieved. In determining an individual executive's compensation, consideration is given to, among other things, the executive's experience and anticipated contribution to the Company, as well as to compensation paid to like executives at other companies. No specific weight is given to any of these considerations. The other companies used in evaluating the competitive position of the Company's compensation programs, as well as for evaluating the compensation of individual executives, consist of companies in the apparel and retail industries, including companies among the Dow Jones Specialty Apparel Retailers Index, to the extent information is available.

ANNUAL CASH COMPENSATION

     As noted above, an executive's base salary typically is set at an amount that is approximately at the median range of compensation for equivalent positions. Thus, base compensation alone is less than the executive's targeted total compensation level. In order to attain the targeted compensation level, the executive is dependent, in part, upon earning the variable, performance-based incentive component that is provided for under the Company's Management Performance Compensation Plan (the "Annual Performance Plan"). This cash compensation structure is intended to provide executives with a balance between compensation security and appropriate incentives to use their best efforts to cause the Company to achieve and exceed its strategic objectives.

     Under the Annual Performance Plan, each year the Compensation Committee establishes an annual threshold corporate net income target that must be achieved before incentive compensation may be paid to any participant under the plan for the year. For each participant, there may also be established personalized divisional, work unit and/or individual performance objectives. As a result, the individual's incentive compensation relates not only to the achievement of the Company's profit objective, but also reflects the individual participant's role in the Company, their scope of influence on corporate or divisional results, and their personal job performance. An incentive compensation matrix is also established for each incentive period that provides for increased payments under the plan for exceeding plan targets.

     If the performance targets established under the Annual Performance Plan are achieved, incentive compensation is paid such that, when added to the executive's base compensation, the executive achieves his or her targeted cash compensation level. If the performance targets are exceeded, the executive's contribution to this performance is reflected by a greater incentive compensation payment under the plan. Similarly, failure to reach the stated performance objectives results in the executive's performance compensation, and thus total cash compensation, being less than the targeted level.

LONG TERM COMPENSATION

     The other principal component of executive compensation is the Company's long term incentive programs, which are intended to focus executives' efforts on the Company's long term financial performance and on enhancing the market value of the Company's Common Stock. These objectives are achieved through a Long Term Cash Incentive Compensation Plan (the "Long Term Cash Plan") that, as described below, provides for cash rewards for achievement of long term earnings targets, and through the Company's stock option plan, that gives executives a financial interest as beneficial owners of Company Common Stock.

     Under the Long Term Cash Plan, each year the Committee designates a consecutive three-year period as a "performance cycle", and establishes a three-year cumulative earnings per share target that must be achieved by the end of the three-year cycle, in order for incentive compensation to be paid under the plan at the end of the cycle. The Committee believes that there should be a direct correlation between achievement of these cumulative earnings per share targets and an increase in long term stockholder value. The Committee designated as participants under the Long Term Cash Plan for the current cycle the Ann Taylor officers who are Senior Vice Presidents or above, comprising the Ann Taylor Executive Committee. These executives are expected to have the greatest effect on the Company's long term profitability and to enable the Company to meet and exceed its multi-year goals. The first three-year performance cycle that was established under the Long Term Cash Plan was the period from fiscal 1998 through 2000. The 1999-2001 period and the 2000-2002 period also have been designated as performance cycles under this plan. These cycles are running concurrently, and are in varying stages of completion. No performance cycle has yet been completed under this plan, nor any payment made with respect thereto.

     The Company also makes periodic grants of stock options, approximately annually. The exercise price for stock options is set at a price equal to or greater than the market price of the Common Stock at the time of the grant. As a result, the options do not have any value to the executive unless the market price of the Common Stock rises. The Company believes that stock options further align executives' interests with those of stockholders and focuses management on building long term stockholder value.

     The Company may also make grants of shares of restricted stock when deemed necessary in order to attract or retain executives. Restricted stock awards are intended as special recognition for executives who make a superior contribution to achievement of the Company's goals, or in acknowledgment of the executive's potential for advancement beyond their current position.

ANALYSIS OF 1999 COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The Compensation Committee reviews the compensation arrangements for the Company's Chairman and Chief Executive Officer annually. In 1999, in addition to addressing Mr. Spainhour's annual compensation, the Committee negotiated a three-year extension of Mr. Spainhour's employment agreement with the Company.

     In determining Mr. Spainhour's total compensation for fiscal 1999 and the terms of his employment agreement, the Committee considered the strategic plan developed by management under Mr. Spainhour's leadership, the Company's financial performance during Mr. Spainhour's tenure as Chairman and Chief Executive Officer, future objectives and challenges for the Company, and Mr. Spainhour's individual performance and contributions to the Company. The Committee also considered competitive data regarding salaries and incentives awarded to other chief executives in the Company's industry and at Company competitors, among other things. In determining Mr. Spainhour's compensation, the Committee exercised its judgement and discretion based on the above factors, and no specific formula was applied to determine the weight of each factor.

     In addition, the Committee believes that a significant portion of the Chief Executive's compensation should be represented by incentive, performance-based compensation -- payable only if the Company achieves its financial objectives. As a result, a significant portion of Mr. Spainhour's annual compensation is performance-based, and a significant portion of the restricted shares and stock options awarded to him in connection with the extension of his employment agreement are also performance-based, vesting only if the Company achieves specified financial targets over the three-year term of the employment agreement.

     The Company achieved record earnings in fiscal 1998 of $39.3 million, or $1.44 per share on a diluted basis, more than three times the prior year's earnings. The Company also made substantial progress during the year in enhancing its infrastructure and business processes under its strategic plan. The Committee believes that the significant improvement in the Company's financial performance, and management's consistent focus on execution of the Company's strategic plan, are directly attributable to Mr. Spainhour's leadership.

     In recognition of this performance, the Committee increased Mr. Spainhour's annual base salary, effective June 1, 1999, to $850,000, a 17% increase over the prior year. The Committee also assigned to Mr. Spainhour a performance percentage under the Company's Annual Performance Plan of 80%, and a performance percentage for the 1999-2001 performance cycle under the Company's Long Term Cash Plan of 50%, and awarded to Mr. Spainhour options to purchase 50,000 shares of Common Stock, vesting 25% per year on the first four anniversaries of the grant. The Committee also believed it important to secure continuation of Mr. Spainhour's leadership of the Company, through extension of his employment agreement for an additional three-year term.

     For fiscal 1999, the Company again achieved record earnings of $64.5 million, or $2.05 per share on a diluted basis, a 42% increase over the prior year's earnings. These results were well above the target net income established by the Company under the Annual Performance Plan for 1999 and, as a result, Mr. Spainhour received a bonus under the plan for fiscal 1999 representing 156% of his base salary, or nearly twice his performance percentage. Consistent with the Company's compensation philosophy, incentive compensation represented in excess of 60% of Mr. Spainhour's total cash compensation for fiscal 1999. Mr. Spainhour did not receive any compensation under the Long Term Cash Plan, as the Company has not yet completed any three-year performance cycle under that plan.

     In connection the extension of his employment agreement, the Committee awarded to Mr. Spainhour certain long term equity awards, intended to provide Mr. Spainhour with incentive to remain with the Company and to continue to achieve outstanding financial results for the Company. As described under "Employment Agreements" below, Mr. Spainhour was awarded a total of 75,000 restricted shares, of which 25,000 vested on March 8, 2000, and the remainder generally vest only upon the achievement of specified net income goals for fiscal 2000 and 2001. Mr. Spainhour was also awarded "super-incentive" options to purchase an aggregate of 200,000 shares of Common Stock that generally vest only upon the achievement of specified earnings results during the three fiscal years covered by Mr. Spainhour's employment agreement, and options to purchase an additional 250,000 shares of Common Stock that vest in March 2002, provided Mr. Spainhour has remained continuously employed by the Company. A description of these stock options also is included under "Employment Agreements" below. The exercise price of each of the stock option awards is equal to the fair market value of a share of Common Stock at the time of grant and, consistent with the Committee's long term incentive compensation philosophy, represent value to the executive only as the market price of the Company's Common Stock increases.


                         Current Compensation Committee members:

                                        Robert C. Grayson, Chairman
                                        Gerald S. Armstrong
                                        Wesley E. Cantrell
                                        Rochelle B. Lazarus


                         Compensation Committee members until August 1999:

                                        Gerald S. Armstrong
                                        James J. Burke, Jr.
                                        Rochelle B. Lazarus, Chairman
                                        Hanne M. Merriman

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     As of the Record Date, there were no Compensation Committee interlocks.

     As of the beginning of Fiscal 1999, Merrill Lynch and certain of its affiliates beneficially owned in excess of 5% of the outstanding Common Stock of the Company, and Messrs. Armstrong and Burke served on the Boards of Directors of the Company and Ann Taylor as representatives of Merrill Lynch and its affiliates. In March 1999, Merrill Lynch and its affiliates sold these shares. Effective April 1, 1999, Messrs. Armstrong and Burke were no longer serving as directors of the Company or Ann Taylor at the request of Merrill Lynch. However, prior to April 1, 1999, Merrill Lynch and its affiliates were in a position to influence the management of the Company.

     Mr. Armstrong served as a member of the Compensation Committee at all times during 1999. Mr. Burke served as a member of the Compensation Committee through August 1999.

                             EXECUTIVE COMPENSATION

     The following table sets forth information regarding the annual and long term compensation awarded or paid for each of the last three fiscal years to the Chief Executive Officer and the four other most highly compensated executive officers of the Company as of January 29, 2000 (collectively, the "named executives").


                                     TABLE I
                    SUMMARY OF EXECUTIVE OFFICER COMPENSATION


                                                                                                                 LONG-TERM
                                                           ANNUAL COMPENSATION                                 COMPENSATION
                                     ----------------------------------------------------------------   ---------------------------
                                                                                        RESTRICTED        SECURITIES    ALL OTHER
                             FISCAL                                 OTHER ANNUAL       STOCK AWARDS       UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION   YEAR    SALARY ($)   BONUS ($)(A)   COMPENSATION ($)         ($)            OPTIONS (#)     ($)(B)
--------------------------- -------- ------------ -------------- ------------------ -----------------   ------------- -------------
J. Patrick Spainhour .......  1999     $808,333   $1,332,800             --              $829,688(c)        400,000       $2,556
 Chairman and Chief           1998      725,000      942,500             --                  --              20,000        2,400
 Executive Officer            1997      656,250       81,250             --                  --                --          3,306

Patricia DeRosa ............  1999      662,500      793,800             --                  --              35,000         --
 President and Chief          1998      600,000      660,000             --                  --              10,000         --
 Operating Officer            1997      600,000      150,000          367,234(d)             --                --           --

Barry Erdos (e) ............  1999      360,820      369,500             --               842,500(f)         25,000         --
 Executive Vice President--   1998         --           --               --                  --                --           --
 Chief Financial Officer and  1997         --           --               --                  --                --           --
 Treasurer

Jocelyn F.L. Barandiaran ...  1999      243,000      116,678             --                  --              15,000         --
 Senior Vice President--      1998      233,004      121,450             --                  --               4,200         --
 General Counsel and          1997      225,000       14,063             --                  --              16,000         --
 Secretary

James M. Smith .............  1999      153,433       62,740             --                  --               3,000        2,412
 Vice President--Controller,  1998      145,600       65,520             --                  --               2,000        2,184
 Assistant Treasurer and      1997      140,000        7,000             --                  --               7,500        2,374
 Assistant Secretary


----------

(a) Bonus awards were earned pursuant to the Company's Annual Performance Plan, except that a portion of the bonus amount indicated for Ms. DeRosa for 1997 was a guaranteed bonus paid to her in accordance with the terms of her employment agreement with the Company. Under the Annual Performance Plan, participants are entitled to receive, within 30 business days following a change in

                                              (footnotes continued on next page)

     (footnotes continued from previous page)

     control of the Company (as defined in the plan), a pro rata cash payment equal to the amount such participant would have received for the year in which the change in control occurs had the performance targets under the plan been met, prorated through the end of the month in which the change in control occurs.

(b) Represents contributions made by the Company on behalf of the named executives to its 401(k) Savings Plan.

(c) Represents the market value, on the date of the grant, of 25,000 restricted shares of Common Stock granted to Mr. Spainhour on August 12, 1999. The value of these shares as of January 29, 2000 was $556,250. Mr. Spainhour's rights to these shares vested, and all restrictions lapsed, on March 8, 2000. Mr. Spainhour would be entitled to receive dividends on these shares if any dividends were paid by the Company on its Common Stock.

(d)  Represents reimbursement of relocation expenses.

(e) Mr. Erdos joined the Company as Executive Vice President--Chief Financial Officer and Treasurer effective March 29, 1999.

(f) Represents the market value, on the date of the grant, of 20,000 restricted shares of Common Stock granted to Mr. Erdos on March 29, 1999 in connection with his commencement of employment. The value of these shares as of January 29, 2000 was $445,000. Mr. Erdos' rights to 6,667 of these shares vested on March 29, 2000 and his right to the remaining 13,333 of these shares vest 50% on each of March 29, 2001 and March 29, 2002, subject to the Company meeting specified earnings per share requirements for fiscal years 2000 and 2001, respectively, and subject to Mr. Erdos' continued employment by the Company. In accordance with the terms of the Company's Stock Option Plan, the shares would vest in full upon the occurrence of an "Acceleration Event" (as defined in the Stock Option Plan). Mr. Erdos would be entitled to receive dividends on these restricted shares if any dividends were paid by the Company on its Common Stock.

     The following table sets forth certain information with respect to stock options awarded during fiscal year 1999 to the named executives listed in Table I above. These option grants also are reflected in Table I. In accordance with Securities and Exchange Commission ("Commission") rules, the hypothetical realizable values for each option grant are shown based on compound annual rates of stock price appreciation of 5% and 10% from the grant date to the expiration date. The assumed rates of appreciation are prescribed by the Commission and are for illustrative purposes only; they are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects.

                                    TABLE II
                   STOCK OPTIONS GRANTED IN FISCAL YEAR 1999


                                                                                                  POTENTIAL REALIZABLE
                                                                                                    VALUE AT ASSUMED
                                                                                                      ANNUAL RATES
                                                      % OF TOTAL #                                   OF STOCK PRICE
                                    # OF SECURITIES    OF OPTIONS                                   APPRECIATION FOR
                                       UNDERLYING      GRANTED TO      EXERCISE                     OPTION TERM (B)
                                        OPTIONS       EMPLOYEES IN      PRICE      EXPIRATION ----------------------------
NAME                                  GRANTED (A)      FISCAL 1999    ($/SHARE)       DATE        5%($)         10%($)
----                               ----------------- -------------- ------------- ----------- ------------- --------------
J. Patrick Spainhour .............       50,000            5.9%         $44.250     3/8/09     $1,391,500    $ 3,526,000
                                        250,000(c)        29.3%          44.250     3/8/09      6,957,500     17,630,000
                                        100,000(d)        11.7%          44.250     3/8/09      2,783,000      7,052,000
Patricia DeRosa ..................       35,000            4.1%          44.250     3/8/09        974,050      2,468,200
Barry Erdos ......................       25,000            2.9%          42.125    3/29/09        662,375      1,678,375
Jocelyn F.L. Barandiaran .........       15,000            1.8%          44.250     3/8/09        417,450      1,057,800
James M. Smith ...................        3,000            0.4%          44.250     3/8/09         83,490        211,560

----------

(a) Except as provided below in footnotes (c) and (d), options vest 25% per year on each of the first through fourth anniversaries of the date of grant, subject to earlier vesting upon the occurrence of an "Acceleration Event" (as defined in the Company's Stock Option Plan).

                                              (footnotes continued on next page)

(footnotes continued from previous page)

(b) These columns show the hypothetical realizable value of the options at the end of the ten-year term of the options, assuming that the market price of the Common Stock subject to the options appreciates in value at the annual rate indicated in the table, from the date of grant to the end of the option term.

(c) These options will become exercisable on March 8, 2002, provided Mr. Spainhour remains continuously employed by the Company through that date.

(d) The vesting of these options is performance-based, as described under "Employment Agreements -- Spainhour Employment Agreement".

     The following table shows the number of shares of Common Stock acquired by each executive officer upon the exercise of Company stock options during fiscal year 1999, and the aggregate dollar value realized by such executives upon such exercise, based upon the fair market value of the Common Stock on the date of exercise, as well as the number of all vested (exercisable) and unvested (not yet exercisable) stock options held by each executive officer at the end of fiscal year 1999, and the value of all such options that were "in the money" (i.e., the market price of the Common Stock was greater than the exercise price of the options) at the end of fiscal year 1999.


                                    TABLE III
                    AGGREGATE OPTION EXERCISES IN FISCAL 1999
                        AND FISCAL YEAR END OPTION VALUES


                                                                                                       $ VALUE
                                                                        NUMBER OF                  OF UNEXERCISED
                                NO. OF SHARES      $ VALUE          SHARES UNDERLYING               IN-THE-MONEY
                                 ACQUIRED ON    REALIZED UPON      UNEXERCISED OPTIONS            OPTIONS AT END OF
                                 EXERCISE OF     EXERCISE OF      AT END OF FISCAL 1999              FISCAL 1999
NAME                            STOCK OPTIONS    OPTIONS (A)    EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE (B)
------------------------------ --------------- --------------- --------------------------- ------------------------------
J. Patrick Spainhour .........        --               --            155,000/415,000              $886,875/$101,250
Patricia DeRosa ..............      16,500        $  393,938         86,000/42,500                 110,813/50,625
Barry Erdos ..................        --               --                --/25,000                     --/--
Jocelyn F.L. Barandiaran .....      51,465         1,060,259             --/36,235                    --/26,735
James M. Smith ...............       3,960           107,963          2,581/12,836                 5,507/13,825

----------
(a) Calculated based on the closing market price of the Common Stock on the date of exercise, less the amount required to be paid upon exercise of the option.

(b) Calculated based on the closing market price of the Common Stock of $22.25 on January 28, 2000, the last trading day in fiscal year 1999, less the amount required to be paid upon exercise of the option.

     As described in the Compensation Committee report above, under the Company's Long Term Cash Incentive Compensation Plan, each year the Committee designates a consecutive three-year period as a "performance cycle", and establishes a three-year cumulative earnings per share target that must be achieved by the end of the three-year cycle, in order for incentive compensation to be paid under the plan at the end of the cycle. The following table indicates the incentive compensation payments that the named executives would be entitled to receive under the Long Term Cash Plan, if the Company achieves the performance objectives established by the Compensation Committee for the three-year performance cycles indicated below. Target awards are expressed as a percentage of the officer's annual base salary in effect at the time of payment of the award. Payments under the plan may exceed these target amounts, up to twice the targeted amount, if the Company exceeds the performance objectives, and may be less than the target amounts if the Company does not achieve the performance objectives. Payments have not yet been made to any executive officer under the Company's Long Term Cash Plan, since the first three-year performance cycle under such plan does not end until the end of the fiscal year 2000.

                                    TABLE IV
                   LONG TERM CASH INCENTIVE COMPENSATION PLAN




                                     TARGET AWARD%           TARGET AWARD%           TARGET AWARD%
                                     FOR 1998-2000           FOR 1999-2001           FOR 2000-2002
             NAME                 PERFORMANCE CYCLE *     PERFORMANCE CYCLE *     PERFORMANCE CYCLE *
          ----------             ---------------------   ---------------------   --------------------
J. Patrick Spainhour .........           50%                     50%                     50%
Patricia DeRosa ..............           40%                     40%                     40%
Barry Erdos ..................           --                      30%                     30%
Jocelyn F.L. Barandiaran .....           20%                     20%                     20%
James M. Smith ...............           --                      --                      --

----------
* Under the terms of the plan, in the event of a change in control of the Company (as defined in the plan), plan participants are entitled to receive, within 30 business days following such change in control, a cash payment in respect of any incomplete three-year performance cycle equal to the amount such participant would have received for such cycle, prorated through the end of the month in which the change in control occurs, and based upon the cumulative earnings per share of the Company ("EPS") for such performance cycle computed as follows: (1) actual EPS for any completed year in such performance cycle, (2) EPS derived from the Board-approved operating budget, for the year in which the change in control occurs, and (3) projected EPS as presented to the Compensation Committee at the time the three-year performance cycle was established, for any years in such performance cycle following the year in which the change in control occurs.

     PENSION PLAN. Since 1989, Ann Taylor has maintained a defined benefit retirement plan (as amended from time to time, the "Pension Plan") for the benefit of its employees and those of its wholly owned subsidiaries, which is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Originally, the Pension Plan provided for calculation of benefits based on a "cash balance" formula. Effective January 1, 1998, the Pension Plan provides for calculation of benefits based on a "career average" formula instead of a cash balance formula.

     Under the "career average" formula, each participant's service and annual earnings are used to determine their annual pension accrual. During each participant's first ten years with Ann Taylor, their pension will accrue, for each year of participation in the Pension Plan, at the rate of 1.25% of their current year's pay up to the Social Security Wage Base ("Wage Base") plus 1.6% of any pay that exceeds the Wage Base, up to the maximum amount permitted by the Code. Upon completion of more than 10 years of service, the participant's annual pension accrual increases to 1.6% of the current year's pay, up to the Wage Base, plus 1.95% of any pay over the Wage Base, up to the maximum amount permitted by the Code. Pension benefits are fully vested after five years of service.

     Under the Code, the annual compensation that may be taken into account for purposes of calculating benefits under the Pension Plan is limited to $170,000 (indexed for inflation). For fiscal 1999, all executives named in Table I have annual compensation which exceeds this figure and the calculation of benefits for these executives is based on the lower plan limitation amount.

     As of December 31, 1999, the estimated monthly retirement benefit, payable as a single life annuity, that would be payable to each of the executives named in Table I who were participants in the Pension Plan during fiscal 1999, assuming (i) no increases in income and (ii) retirement and the commencement of benefit payments at age 65, is as follows: Mr. Spainhour, $4,166; Ms. DeRosa, $4,632; Ms. Barandiaran, $7,690; and Mr. Smith, $7,592. Mr. Erdos was not employed for a full year as of that date, and thus was not yet eligible to participate in the Pension Plan. Had he participated in the Pension Plan, Mr. Erdos' estimated monthly retirement benefit would be $1,831. These benefits would not be subject to any reduction for social security or other offset amounts.

     EMPLOYMENT AGREEMENTS. Spainhour Employment Agreement. The Company has an employment agreement with Mr. Spainhour (as amended, the "Spainhour Agreement"), which expires on May 31, 2002, with automatic one-year renewal terms unless either party advises the other that it does not wish to extend the term by delivery of a "Nonrenewal Notice" to the other party.

     The Spainhour Agreement provides that Mr. Spainhour is currently entitled to an annual base salary of $850,000. Mr. Spainhour also is entitled to participate in the Company's annual bonus, long term incentive compensation and stock option plans, as well as other Company benefit programs.

     The Spainhour Agreement provides for the grant of an aggregate of 75,000 restricted shares of Company Common Stock under the Company's Stock Option Plan, of which 25,000 shares were awarded in August 1999 and became vested on March 8, 2000. The remaining 50,000 restricted shares, which are performance-vesting, were awarded in March 2000; 25,000 of such shares will vest on March 8, 2001, provided the Company achieves specified net income goals for fiscal 2000, and 25,000 of such shares will vest on March 8, 2002, provided the Company achieves specified net income goals for fiscal 2001. In accordance with the terms of the Company's Stock Option Plan, all of such restricted shares will vest upon the occurrence of an "Acceleration Event" (as defined in the Stock Option Plan).

     Under the Spainhour Agreement, Mr. Spainhour was also granted (i) an option to purchase 250,000 shares of Common Stock, at an exercise price of $44.25, which will become exercisable on March 8, 2002, provided Mr. Spainhour remains continuously employed by the Company through that date, (ii) a "super-incentive" non-qualified performance-vesting stock option to purchase 100,000 shares of Common Stock under the Stock Option Plan at an exercise price of $44.25, which vests 50% on each of March 8, 2000 and 2001, provided that the Company shall have achieved certain earnings goals and Mr. Spainhour remains continuously employed by the Company. The grant also provides for alternative means of vesting if the Company meets other earnings performance goals by March 8, 2002; and (iii) effective January 31, 2000, an additional "super-incentive" non-qualified performance-vesting stock option to purchase 100,000 shares at an exercise price of $22.25, the fair market value of the stock on the date of the grant. This option vests on March 8, 2002, provided that the Company shall have achieved certain earnings goals and provided that Mr. Spainhour remains continuously employed by the Company. Any super-incentive options that do not vest by March 8, 2002 shall be canceled on that date. In accordance with the terms of the Stock Option Plan, all options granted to Mr. Spainhour will vest and become fully exercisable upon occurrence of an "Acceleration Event".

     In the event of termination of Mr. Spainhour's employment by the Company without Cause, or by Mr. Spainhour for Good Reason (as such terms are defined in the Spainhour Agreement), or if such agreement expires at the end of the term provided for as a result of Nonrenewal Notice provided by the Company, Mr. Spainhour shall be entitled to receive, among other things, for the longer of one year or the remaining term of the Spainhour Agreement, an amount representing his salary plus the average of his last three annual bonuses, subject to Mr. Spainhour's compliance with the noncompete and nonsolicitation provisions of the Spainhour Agreement. If such termination occurs following a Change in Control of the Company or during the pendency of a Potential Change in Control (as such terms are defined in the Spainhour Agreement), the Company shall instead pay Mr. Spainhour a lump-sum cash payment, in an amount equal to the sum of Mr. Spainhour's base salary plus the average of his last three annual bonuses, multiplied by three. Following a termination by the Company without Cause or by Mr. Spainhour for Good Reason, all options that are exercisable as of the date of termination remain exercisable until the 90th day following the end of the period with respect to which severance is paid. If any payments or benefits received by Mr. Spainhour would be subject to the "golden parachute" excise tax under the Code, the Company has agreed to pay Mr. Spainhour such additional amounts as may be necessary to place him in the same after tax position as if the payments had not been subject to such excise tax.

     DeRosa Employment Agreement. On November 25, 1996, the Company and Ms. Patricia DeRosa entered into an employment agreement providing for her employment as President and Chief Operating Officer of the Company for a term of three years. This agreement was amended and extended, effective February 16, 2000, for an additional three-year term ending February 28, 2003 (as amended, the "DeRosa Agreement"). Under the terms of the DeRosa Agreement, effective April 1, 2000, Ms. DeRosa is entitled to an annual base salary of not less than $750,000 and is entitled to participate in the Company's annual bonus, long term incentive compensation and stock option plans, as well as other Company benefit programs.

     In February 2000, in connection with the extension and amendment of the DeRosa Agreement, Ms. DeRosa was granted a "super-incentive" non-qualified performance-vesting stock option to acquire 100,000 shares of Common Stock under the Company's Stock Option Plan, at an exercise price equal to the fair market value of the Common Stock on February 16, 2000. The option vests with respect to one-third of the shares subject thereto on each of the first, second and third anniversaries of February 28, 2000, provided that the Company meets certain earnings per share requirements for fiscal years 2000, 2001 and 2002, respectively. The DeRosa Agreement also provides for alternative means of vesting if the Company meets other performance requirements by February 28, 2003. Any super-incentive options that do not vest by February 28, 2002 shall be canceled on that date. In accordance with the terms of the Company's Stock Option Plan, all options granted to Ms. DeRosa will vest and become fully exercisable upon occurrence of an "Acceleration Event".

     In addition, in February 2000, the Company further awarded Ms. DeRosa 50,000 restricted shares of Common Stock under the Company's Stock Option Plan. Ms. DeRosa's rights to such shares vest with respect to one-third of the grant on each of the first, second and third anniversaries of February 28, 2000, provided that the Company meets certain net income requirements for fiscal years 2000, 2001 and 2002, respectively. In accordance with the terms of the Company's Stock Option Plan, the restricted shares will vest in full upon the occurrence of an "Acceleration Event". Ms. DeRosa would be entitled to receive dividends on these restricted shares if any dividends were paid by the Company on its Common Stock.

     In the event of termination of Ms. DeRosa's employment by the Company without Cause or by Ms. DeRosa for Good Reason (as each such term is defined in the DeRosa Agreement), Ms. DeRosa shall be entitled, among other things, to receive (i) for the longer of one year or the remaining term of the DeRosa Agreement (not to exceed 24 months) (the "Severance Period"), an amount representing her base salary in effect as of the date of termination, payable in monthly installments, and (ii) the bonus for the fiscal year in which the date of termination occurs, pro rated to reflect the number of days in such fiscal year through the date of termination, payable at the same time bonuses are paid to the Company's other executives, subject to Ms. DeRosa's compliance with the noncompete and nonsolicitation provisions of the DeRosa Agreement. If such termination occurs following a Change in Control of the Company or during the pendency of a Potential Change in Control (as such terms are defined in the DeRosa Agreement), the Company shall instead pay Ms. DeRosa a lump-sum cash payment in an amount equal to the sum of Ms. DeRosa's base salary plus the average of her last three annual bonuses, multiplied by the number of full and partial years left in the term of the DeRosa Agreement (but not less than one). Following a termination by the Company without Cause or by Ms. DeRosa for Good Reason, all options that are exercisable as of the date of termination remain exercisable until the 90th day following the expiration of the Severance Period. If any payments or benefits received by Ms. DeRosa would be subject to the "golden parachute" excise tax under the Code, the Company has agreed to pay Ms. DeRosa such additional amounts as may be necessary to place her in the same after tax position as if the payments had not been subject to such excise tax.

     SEVERANCE/RETENTION PLAN. Messrs. Erdos and Smith and Ms. Barandiaran, as well as certain other officers and key employees of the Company and its subsidiaries, are eligible to receive benefits under the Company's severance plan in the event of a qualifying termination of their employment within two years following a "change in control" of the Company (as defined in the severance plan).

     A qualifying termination of employment under the severance plan means (1) a termination by the Company other than for "Cause" or (2) a termination by the employee for "Good Reason" (as each such term is defined in the severance plan).

     In the event of a qualifying termination of employment, the Company will pay the executive a cash lump-sum payment equal to (i) the sum of his or her base salary in effect immediately prior to such qualifying termination, plus the average of the annual bonuses earned in the three years immediately preceding the year in which the change in control occurs (or, if higher, the year in which the qualifying termination occurs), multiplied by (ii) 2 1/2, 2, and 1 1/2 for Mr. Erdos, Ms. Barandiaran and Mr. Smith, respectively. Following a qualifying termination of employment, the Company will also provide welfare and fringe benefits for 2 1/2, 2 and 1 1/2 years for Mr. Erdos, Ms. Barandiaran and Mr. Smith, respectively, as if they had continued to be employed by the Company.

     If any payments or benefits made under the severance plan to Mr. Erdos or Ms. Barandiaran would be subject to any "golden parachute" excise tax imposed pursuant to the Code, the Company is required to pay such additional amounts as may be necessary to place the executive in the same after-tax position as if the benefits or payments had not been subject to the excise tax.

                  STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     In accordance with Rule 14a-8 under the Securities Exchange Act, any stockholder proposals intended to be presented at the 2001 Annual Meeting of Stockholders must be received by the Company no later than December 18, 2000 in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

     The Board's Governance Committee will consider nominees for the Board of Directors recommended by stockholders. To be considered, such recommendations should be submitted in writing to the Secretary of the Company and should include a description of the proposed nominee's qualifications, other relevant biographical data, and the written consent of the proposed nominee to serve, if elected. In addition, section 9 of Article II of the Company's By-Laws provides that, in order for a stockholder to nominate a person for election to the Board of Directors at an annual meeting of the Company, such stockholder must be a stockholder of record on the date the notice described below is given and on the record date for the annual meeting, and must have given timely prior written notice to the Secretary of the Company. To be timely for the 2001 Annual Meeting of Stockholders, notice must be received by the Company not less than sixty days nor more than ninety days prior to May 18, 2001, which will be the anniversary date of the prior year's meeting (or if the meeting date for the 2001 Annual Meeting is not within thirty days before or after the anniversary date of the prior year's meeting, then not later than the tenth day following the day on which the notice of the date of the meeting is mailed or public disclosure thereof is made). Such notice must contain certain information about the person whom the stockholder proposes to nominate and the stockholder giving the notice, including the name, age, address, occupation, and class and number of shares of Common Stock beneficially owned by the proposed nominee and the name, address and class and number of shares of Common Stock beneficially owned by such stockholder.

     In addition, Section 10 of Article II of the Company's By-Laws provides that, in order for a stockholder to propose any matter for consideration at an annual meeting of the Company, such stockholder must have given timely prior written notice to the Secretary of the Company of such stockholder's intention to bring such business before the meeting. To be timely for the 2001 Annual Meeting of Stockholders, notice must be received by the Company not less than sixty days nor more than ninety days prior to May 18, 2001, which is the anniversary date of the prior year's meeting (or if the meeting date for the 2001 Annual Meeting is not within thirty days before or after the anniversary date of the prior year's meeting, then not later than the tenth day following the day on which the notice of the date of the meeting is mailed or public disclosure thereof is made). Such notice must contain certain information about such business and the stockholder who proposes to bring the business before the meeting, including a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at the annual meeting, the name and address of the stockholder, the class and number of shares of Common Stock beneficially owned by such stockholder, and any material interest of such stockholder in the business so proposed.

                             ADDITIONAL INFORMATION

     Copies of the Company's 1999 Annual Report to Stockholders, which includes audited financial statements, are being mailed to stockholders of the Company with this Proxy Statement. Additional copies of the Annual Report are available without charge upon request. Requests should be addressed to the Secretary, AnnTaylor Stores Corporation, 142 West 57th Street, New York, New York 10019.


                                        ANN TAYLOR STORES CORPORATION

NEW YORK, NEW YORK
April 18, 2000

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


                          ANNTAYLOR STORES CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ANNTAYLOR STORES CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2000.

The undersigned hereby appoints J. Patrick Spainhour, Patricia DeRosa and Jocelyn F.L. Barandiaran, and any of them, proxies of the undersigned with full power of substitution to vote all shares of Common Stock, par value $.0068 per share, of AnnTaylor Stores Corporation (the "Company") owned or held by the undersigned at the Annual Meeting of Stockholders of the Company to be held at The Plaza Hotel, Fifth Avenue at 59th Street, New York, New York, on May 18, 2000 at 9:00 a.m. local time and at any adjournment or postponement thereof. Such proxies are directed to vote as set forth below.

--------------------------------------------------------------------------------

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN (A)
                         AND "FOR" THE PROPOSAL IN (B).

(A) ELECTION OF THE FOLLOWING NOMINEES AS CLASS III DIRECTORS: Gerald S. Armstrong, Wesley E. Cantrell and Hanne M. Merriman (for terms to expire at the 2003 annual meeting).

     [ ] FOR ALL NOMINEES             [ ] AUTHORITY WITHHELD FOR ALL NOMINEES

AUTHORITY WITHHELD FOR THE FOLLOWING NOMINEES ONLY: (write the name of such nominees in the space provided)
                               ------------------------------------------------

(B) PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP as independent auditors for the Company for fiscal year 2000.

     [ ] FOR                        [ ] AGAINST                     [ ]ABSTAIN

(C)  IN THEIR JUDGMENT, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THIS
     ANNUAL MEETING.                  (Continued and to be signed on other side)





THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN (A), "FOR" THE PROPOSAL IN (B), AND IN ACCORDANCE WITH THE JUDGMENT OF SUCH PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.






                                    Dated                                 , 2000
                                         ---------------------------------

                                    --------------------------------------------

                                    --------------------------------------------
                                                    (Signature)

                                    Please mark, date, sign and return this
                                    proxy in the enclosed envelope. Please sign as names appear at left. When signing as agent, attorney, or fiduciary, or for a corporation or partnership, indicate the capacity in which you are signing. Shares registered in joint names should be signed by each joint tenant or trustee.